Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Second Quarter 2016 Results

Second Quarter profit growth substantial, led by acquisition synergy cost savings

August 4, 2016 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction and home repair and remodeling in the United States, today reported its results for the second quarter ended June 30, 2016.

The Company acquired ProBuild Holdings LLC (“ProBuild”) on July 31, 2015 (“Closing Date”). ProBuild’s financial results are included in the combined company’s financial statements from the Closing Date forward and are not reflected in the combined company’s historical financial statements. Accordingly, ProBuild’s financial results are not included in the Generally Accepted Accounting Principles (“GAAP”) results for any periods prior to the Closing Date.

GAAP Second Quarter 2016 Compared to Second Quarter 2015:

•	Net sales for the three months ended June 30, 2016 were $1.7 billion, a 263 percent increase over net sales of $0.5 billion for the three months ended June 30, 2015, due primarily to the ProBuild acquisition. Net sales for the six months ended June 30, 2016 were $3.1 billion, a 269 percent increase over net sales of $0.8 billion for the six months ended June 30, 2015, primarily due to the ProBuild acquisition.

•	Gross margin in the second quarter of 2016 increased $307.7 million to $418.3 million versus 2015. Year to date June 30, 2016 gross margin increased $573.7 million over 2015 to $768.1 million. Both periods’ increases are largely attributable to the ProBuild acquisition, as well as an increased contribution of value added products.

•	Selling, general and administrative expenses in the second quarter of $341.9 million and year to date June 30 of $668.9 million increased over prior year by 261.2% and 276.5%, respectively, largely due to the ProBuild acquisition partially offset by the benefit of synergy cost savings.

•	Interest expense was $42.8 million in the second quarter of 2016, an increase of $30.2 million from the second quarter of 2015. The increase was primarily related to the financing transactions associated with the acquisition of ProBuild and lease finance obligations assumed in that acquisition.

•	While the company does not anticipate being a federal cash taxpayer in 2016, and only expects to pay approximately $4-6 million in state taxes for the year, the company recorded $4.2 million and $8.7 million in income tax expense in the three and six months ended June 30, 2016. This expense can be largely attributed to tax goodwill amortization from the ProBuild acquisition.

•	Net income in the second quarter of 2016 was $29.4 million, or $0.26 per diluted share, compared to net income of $3.6 million, or $0.03 per diluted share, in 2015. Year to date June 30, 2016 net income was $12.5 million or $0.11 per diluted share, an increase of $16.0 million, or $0.15 per diluted share, over 2015.

Builders FirstSource Reports Second Quarter 2016 Results (continued)

The Company has provided supplemental non-GAAP financial information of the combined company that is adjusted to include ProBuild’s financial results for the relevant periods prior to the Closing Date. These pro forma results (“Pro Forma”) were prepared assuming the ProBuild acquisition closed January 1, 2015. The company has further adjusted Pro Forma results to exclude one-time integration, facility closure, and other costs (“Adjusted”). The information included below includes non-GAAP financial information. Please refer to the accompanying financial schedules for more information, including non-GAAP reconciliations to their GAAP equivalents.

Second Quarter 2016 Compared to 2015 on a Pro Forma Adjusted Basis:

•	Net sales were $1.7 billion for the second quarter of 2016, an increase of 3.3 percent compared to Pro Forma sales for the second quarter of 2015 of $1.6 billion, excluding the impact of closed locations. Sales volume grew an estimated 4.0 percent over Pro Forma second quarter 2015, but was offset by 0.7 percent as a result of the negative impact of commodity price deflation on our sales. Pro Forma sales volume grew approximately 4.1 percent in the single family homebuilding end market, decreased in the multi-family end market by approximately 3.2 percent, and grew approximately 7.3 percent in the repair and remodel end market.

•	Gross margin grew $2.2 million as compared to Pro Forma gross margin for the second quarter of 2015. Gross margin percentage was 24.9 percent, down 70 basis points from 25.6 percent in second quarter 2015 on a Pro Forma basis. Gross margin percentage decreased on a year over year basis primarily due to commodity price deflation benefits in 2015. Although commodity price inflation generally benefits the company’s operating results in the long term, it can cause short term gross margin percentage compression when prices are rising and margin percentage expansion when prices are falling,

•	The company recorded $4.2 million and $8.7 million in income tax expense in the three and six months ended June 30, 2016, respectively. This expense can be largely attributed to tax goodwill amortization from the ProBuild acquisition. This impacted earnings per diluted share by $0.04 in the second quarter and $0.08 per share in the first half. At December 31, 2015, we reported a valuation allowance of $136.5 million against our deferred income tax assets, representing a full valuation allowance against these tax assets. In the second quarter of 2016, we moved from a cumulative loss position over the previous three years to a cumulative income position. If this profitability trend continues, we anticipate that we may reverse substantially all of our valuation allowance as early as the second half of 2016.

•	Adjusted net income was $35.3 million, or $0.31 per diluted share, compared to $18.4 million, or $0.16 per diluted share, in the second quarter of 2015 on a Pro Forma Adjusted basis. This improvement was largely a result of the operating synergies realized, as well as $6.5 million in interest savings as a result of debt exchanges and other actions by the company to reduce interest, which was partially offset by taxes.

•	Adjusted EBITDA was $116.7 million, or 7.0 percent of sales, compared to $100.2 million, or 6.2 percent of sales, for the Pro Forma Adjusted second quarter of 2015, driven largely by synergy cost savings initiatives.

Year to Date June 30, 2016 Pro Forma Adjusted Financial Information:

•

Net sales were $3.1 billion for the first half of 2016, an increase of 5.9 percent compared to Pro Forma sales for the first half of 2015 of $2.9 billion, excluding the impact of closed locations. Sales volume grew an estimated 9.2 percent over Pro Forma first half 2015, but was offset by 3.3 percent as a result of the negative impact of commodity price deflation on our sales. Pro Forma

Builders FirstSource Reports Second Quarter 2016 Results (continued)

sales volume grew approximately 11.2 percent in the single family homebuilding end market, declined in the multi-family end market by approximately 3.5 percent and grew approximately 10.1 percent in the repair and remodel end market.

•	Gross margin percentage was 25.0 percent, up 10 basis points from 24.9 percent in first half 2015 on a Pro Forma basis.

•	Adjusted net income was $23.7 million, or $0.21 per diluted share, compared to a net loss of ($37.5) million, or ($0.35) per diluted share, in the first half of 2015 on a Pro Forma Adjusted basis. This improvement can be primarily attributed to sales volume growth and synergy cost savings.

•	Adjusted EBITDA was $178.5 million, or 5.8 percent of sales, compared to $121.0 million, or 4.2 percent of sales, for the Pro Forma Adjusted first half of 2015, driven largely by synergy cost savings initiatives and sales volume growth.

•	As of June 30, 2016, Adjusted Pro Forma EBITDA (on a trailing 12 month basis) was $370.8 million and net debt was $1,972.7 million. This implies a multiple of 5.3x net debt / Adjusted Pro Forma EBITDA, down from 5.5x as of March 31, 2016.

•	Total liquidity at June 30, 2016 was $617.2 million, consisting of net borrowing availability under our revolving credit facility and cash on hand.

•	Due to seasonal working capital needs, cash used from operations and investing was $58.6 million, in line with the company’s full year cash flow guidance of generating $75-85 million.

•	We do not anticipate paying federal taxes in 2016 due to our net operating loss carryforward position. At December 31, 2015 we had $281.2 million of federal net operating loss carry-forwards.

•	In May 2016, the Company exercised its contractual right to redeem $35.0 million in aggregate principal amount of 2021 notes at a price of 103.0 percent. The company will continue to review opportunistic capital market transactions with the intent of lowering our cash interest expense.

Please refer to the accompanying financial schedules for more information, including a Pro Forma view of cash interest and debt levels.

Commenting on the results, Builders FirstSource CEO Floyd Sherman remarked, “I am pleased to report that we grew EBITDA by 16 percent in the quarter and 48 percent in the first half on a Pro Forma Adjusted basis over 2015, largely attributable to the success of our synergy cost savings initiatives. Despite weather related issues and construction labor constraints, we grew Pro Forma sales volume in the quarter over prior year by 4 percent, excluding the impact of commodity deflation, including a 7 percent increase in repair and remodeling, and a 4 percent increase in single family new residential construction. In addition, sales in our value-added categories of prefabricated components, windows, doors, and millwork grew 5 percent versus Pro Forma 2015. Our single family new residential construction sales volume grew 11 percent in the first half versus Pro Forma 2015. The Census Bureau reported national starts increased 7 percent in the second quarter 2016 and 13 percent in the first half from a single family perspective, while multi-family starts declined 10 percent in the second quarter and 4 percent in the first half.”

Chad Crow, Builders FirstSource President and CFO, commented, “We produced another quarter of strong Adjusted EBITDA, totaling $116.7 million, or 7 percent of sales. We expanded our Adjusted EBITDA margin by 80 basis points relative to prior year results, largely driven by our synergy cost savings actions. The company was able to realize $22 million of incremental synergy savings over 2015

Builders FirstSource Reports Second Quarter 2016 Results (continued)

in the quarter before one-time costs to implement, in line with our previous guidance. We also reduced our debt ratio to 5.3x net debt/Adjusted Pro Forma EBITDA on a trailing 12 months basis. Cash flow in the quarter was in line with our full year guidance and we expect to continue to pay down debt in 2016. We are executing on our multi-year plan to de-lever the balance sheet through cost savings realization, earnings expansion, disciplined capital expenditures, utilization of our tax assets, and opportunistic capital markets transactions.”

Regarding the integration, Mr. Sherman commented, “We have just passed the one year anniversary of the acquisition of ProBuild, and the integration efforts are progressing better than expected. The combined company is operating effectively as one, providing best in class service to our customers and delivering on our business objectives. We are now a more diversified company with enhanced scale and an improved geographic footprint, which allows for better customer reach and less exposure to any one market. We are confident in our existing plans and actions that are designed to achieve $100 - 120 million of targeted annual cost savings before one-time integration expenses within 2 years of the Closing Date, and realized $22 million in the second quarter alone. “

Mr. Crow commented further, “I am very pleased with the progress we have made to date on integrating our company. We have completed 46 conversions to Builder’s proprietary ERP system with minimal disruptions or issues. We have also implemented cost savings that are projected to yield incremental savings in 2016 of approximately $70 million over what we realized last year, including $12-14 million in projected procurement initiatives, $7-8 million in projected network consolidation savings, and $48-50 million in projected overhead and SG&A savings. Approximately $57 million of the projected $90-100 million of one-time costs to achieve the projected synergy targets have already been incurred through June 30, 2016, and an additional $17-19 million is expected during the balance of 2016.”

Outlook

Concluding, Mr. Sherman added, “I am extremely confident about the future of Builders FirstSource, and I believe the housing industry remains on a trajectory of steady growth. We are also encouraged by the recent increase in framing lumber composite prices. We expect to grow our revenues and operating profit by leveraging our national scale, improved geographic and end market exposure, customer reach, service advantage, and value added product portfolio.

“Thank you to all of our associates for the hard work to deliver the strong results and integration success we have achieved this first year as a combined company.”

Conference Call

Builders FirstSource will host a conference call Friday, August 5th, 2016 at 9:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section before the call. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-719-9789 (U.S. and Canada) and 719-325-4826 (international), Conference ID: 5444444. A replay of the call will be available at 1:00 p.m. Central Time through August 19th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 5444444. The live webcast and archived replay can also be accessed on the company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

2015 Pro Forma Sales: $6.1 Billion | Associates: 15 Thousand | Operations in 40 states

Builders FirstSource Reports Second Quarter 2016 Results (continued)

Headquartered in Dallas, Texas, Builders FirstSource is the largest supplier of building products, prefabricated components, and value-added services to the professional market segment, for new residential construction and repair and remodeling, in the U.S. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with 399 locations and have a market presence in 74 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution facilities and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:

Jennifer Pasquino

SVP Investor Relations

Builders FirstSource, Inc.

(303) 262-8571

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited) (In thousands, except per share amounts)
Sales	$1,677,300	$461,521	$3,074,415	$832,507
Cost of sales	1,258,969	350,907	2,306,335	638,160

Gross margin	418,331	110,614	768,080	194,347
Selling, general and administrative expenses	341,909	94,664	668,878	177,664

Income from operations	76,422	15,950	99,202	16,683
Interest expense, net	42,802	12,573	78,027	20,180

Income (loss) from continuing operations before income taxes	33,620	3,377	21,175	(3,497)
Income tax expense (benefit)	4,179	(199)	8,714	(3)

Net Income (loss)	$29,441	$3,576	$12,461	$(3,494)

Comprehensive Income (loss)	$29,441	$3,576	$12,461	$(3,494)

Net income (loss) per share:
Basic	$0.27	$0.04	$0.11	$(0.04)

Diluted	$0.26	$0.03	$0.11	$(0.04)

Weighted average common shares:
Basic	110,339	99,163	110,133	98,677

Diluted	113,504	102,978	112,922	98,677

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2016	December 31, 2015
	(Unaudited) (In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$6,192	$65,063
Accounts receivable, less allowance of $9,683 and $8,049 at June 30, 2016 and December 31, 2015, respectively	667,905	528,544
Other receivables	37,583	57,778
Inventories, net	578,776	513,045
Other current assets	28,429	29,899

Total current assets	1,318,885	1,194,329
Property, plant and equipment, net	698,969	734,329
Assets held for sale	9,063	5,585
Goodwill	740,411	739,625
Intangible assets, net	174,908	189,604
Other assets, net	22,954	18,566

Total assets	$2,965,190	$2,882,038

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks outstanding	$39,458	$46,833
Accounts payable	482,629	365,347
Accrued liabilities	246,564	293,905
Current maturities of long-term debt and lease obligations	28,540	29,153

Total current liabilities	797,191	735,238
Long-term debt and lease obligations, net of current maturities, debt discount and deferred loan costs	1,909,823	1,922,518
Other long-term liabilities	89,055	75,087

Total liabilities	2,796,069	2,732,843
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 110,839 and 109,726 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	1,108	1,097
Additional paid-in capital	519,256	511,802
Accumulated deficit	(351,243)	(363,704)

Total stockholders’ equity	169,121	149,195

Total liabilities and stockholders’ equity	$2,965,190	$2,882,038

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2016	2015
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net income (loss)	$12,461	$(3,494)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	61,349	6,782
Asset impairments	1,357	—
Amortization of deferred loan costs	3,721	1,232
Amortization of debt discount	363	—
Gain on extinguishment of debt	(7,065)	—
Accretion of lease finance obligation	456	—
Fair value adjustment of stock warrants	—	4,563
Deferred income taxes	6,650	28
Bad debt expense	(87)	161
Stock compensation expense	5,127	3,369
Net gain on sale of assets	(361)	(114)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(124,728)	(37,194)
Inventories	(67,472)	(6,976)
Other current assets	3,448	2,942
Other assets and liabilities	3,207	1,046
Accounts payable and checks outstanding	111,741	34,471
Accrued liabilities	(43,016)	10,741

Net cash provided by (used in) operating activities	(32,849)	17,557

Cash flows from investing activities:
Purchases of property, plant and equipment	(22,672)	(14,331)
Proceeds from sale of property, plant and equipment	923	180
Cash used for acquisitions, net	(3,970)	(5,797)

Net cash used in investing activities	(25,719)	(19,948)

Cash flows from financing activities:
Borrowings under revolving credit facility	479,000	25,000
Repayments under revolving credit facility	(435,000)	—
Repayments of long-term debt and other loans	(42,189)	(36)
Payments of loan costs	(4,452)	—
Payments of transaction costs	—	(326)
Exercise of stock options	3,430	1,117
Repurchase of common stock	(1,092)	(986)

Net cash provided by (used in) financing activities	(303)	24,769

Net change in cash and cash equivalents	(58,871)	22,378
Cash and cash equivalents at beginning of period	65,063	17,773

Cash and cash equivalents at end of period	$6,192	$40,151

.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on August 4, 2016.

	Three months ended June 30,		Six months ended June 30,		Twelve months ended June 30,
	2016	2015 (1)	2016	2015	2016 (1)
	(in millions)		(in millions)
Reconciliation to Adjusted EBITDA:
Reported GAAP Net Income (Loss)	$29.4	$3.6	$12.5	$(3.5)	$(6.9)
ProBuild Net Income (Loss)	—	47.4	—	26.4	5.6
Pro forma interest adjustment	—	(24.0)	—	(47.9)	6.1
Acquisition depreciation and amortization adjustments	—	(11.0)	—	(21.7)	(3.8)
Other pro forma adjustments	—	(6.9)	—	(6.9)	1.0
Acquisition related expenses	—	7.1	—	13.3	19.5

Pro forma Net Income (Loss)	29.4	16.2	12.5	(40.3)	21.5
Integration related expenses	7.5	0.1	12.9	0.5	36.6
Facility closure costs	(1.7)	2.1	(1.7)	2.3	0.1

Adjusted Net Income (Loss)	35.2	18.4	23.7	(37.5)	58.2

Weighted average diluted common shares (in millions)	113.5	112.2	112.9	107.9
Diluted adjusted net income (loss) per share:	$0.31	$0.16	$0.21	$(0.35)

Reconciling items:
Depreciation and amortization expense	30.6	29.0	61.3	57.5	121.2
Interest expense, net	42.8	49.3	78.0	93.7	165.2
Income tax expense	4.2	0.3	8.7	1.3	13.3
Stock compensation expense	2.6	1.6	5.1	3.4	8.6
ProBuild long term incentive plan	—	1.3	—	2.0	—
(Gain)/loss on sale and asset impairments	1.0	(1.6)	1.0	(3.0)	1.9
Other management-identified adjustments (2)	0.3	1.9	0.7	3.6	2.4

Adjusted EBITDA	$116.7	$100.2	$178.5	$121.0	$370.8

Adjusted EBITDA Margin	7.0%	6.2%	5.8%	4.2%	6.0%

(1)	Pro forma results are reflected for 2015 prior to the Acquisition Closing Date of July 31, 2015. These were prepared in accordance with Article 11 of Regulation S-X, which assumes the ProBuild acquisition closed January 1, 2015. Pro forma results reflected in our 10Q were prepared in accordance with the requirements of Accounting Standards Codification section 805, which includes the results of ProBuild prior to the Closing Date, and assumes the ProBuild acquisition closed January 1, 2014, affecting non cash depreciation and amortization.
(2)	Primarily relates to severance, one-time cost items, and losses from closed ProBuild locations.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(pro forma adjusted and unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015 (1)	2016	2015 (1)
	(in millions except per share amounts)
Net sales	$1,677.3	$461.5	$3,074.4	$832.5
Sales attributable to acquitions	—	1,166.3	—	2,079.5

Pro forma net sales	1,677.3	1,627.8	3,074.4	2,912.0
Sales adjustment for closed locations	—	(4.6)	(0.4)	(9.0)

Net sales excluding closed locations	1,677.3	1,623.2	3,074.0	2,903.0
Gross margin	418.3	416.1	768.1	725.9
Gross margin %	24.9%	25.6%	25.0%	24.9%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (2)	18.0%	19.4%	19.2%	20.8%
Adjusted EBITDA	116.7	100.2	178.5	121.0
Adjusted EBITDA margin %	7.0%	6.2%	5.8%	4.2%
Depreciation and amortization	(30.6)	(29.0)	(61.3)	(57.5)
Interest expense, net	(42.8)	(49.3)	(78.0)	(93.7)
Income tax expense	(4.2)	(0.3)	(8.7)	(1.3)
Other adjustments	(3.9)	(3.2)	(6.8)	(6.0)

Adjusted Net Income (Loss)	$35.3	$18.4	$23.7	$(37.5)

Basic adjusted net income (loss) per share:	$0.32	$0.17	$0.21	$(0.35)

Diluted adjusted net income (loss) per share:	$0.31	$0.16	$0.21	$(0.35)

Weighted average common shares (in millions)
Basic	110.3	108.4	110.1	107.9
Diluted	113.5	112.2	112.9	107.9

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on August 4, 2016.

(1)	Pro forma results are reflected for 2015 prior to the Acquisition Closing Date of July 31, 2015. These were prepared in accordance with Article 11 of Regulation S-X, which assumes the ProBuild acquisition closed January 1, 2015. Pro forma results reflected in our 10Q were prepared in accordance with the requirements of Accounting Standards Codification section 805, which includes the results of ProBuild prior to the Closing Date, and assumes the ProBuild acquisition closed January 1, 2014, affecting non cash depreciation and amortization.
2)	SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock comp, acquisition and integration expenses.

GAAP SG&A in Q216 of $341.9 million less $30.6 million depreciation and amortization, less $7.5 million of integration expenses, less $2.6 million of stock comp expense

GAAP SG&A in 1H16 of $668.0 million less $61.4 million depreciation and amortization, less $12.9 million of integration expenses, less $5.1 million of stock comp expense

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales Excluding Closed Locations by Product Category

(unaudited)

	Three months ended June 30,				Six months ended June 30,
	2016		2015 (1)		2016		2015 (1)
	(in millions)				(in millions)
Lumber & Lumber Sheet Goods	$557.3	33.2%	$535.9	33.0%	$1,016.1	33.1%	$955.9	32.9%
Windows, Doors & Millwork	342.6	20.4%	325.7	20.1%	649.3	21.1%	601.2	20.7%
Manufactured Products	291.1	17.4%	275.3	17.0%	531.8	17.3%	495.7	17.1%
Gypsum, Roofing & Insulation	139.8	8.3%	144.1	8.9%	251.7	8.2%	250.7	8.6%
Siding, Metal & Concrete Products	149.5	8.9%	153.6	9.4%	268.3	8.7%	265.9	9.2%
Other	197.0	11.8%	188.6	11.6%	356.8	11.6%	333.6	11.5%

Total adjusted net sales	$1,677.3	100.0%	$1,623.2	100.0%	$3,074.0	100.0%	$2,903.0	100.0%

(1)	Pro forma results include ProBuild prior to the Acquisition Closing Date of July 31, 2015 and exclude sales from closed locations

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three months ended June 30, 2016
	Interest Expense	Net Debt Outstanding	Adjusted Annual Cash Interest Forecast (1)
	(in millions)
2021 notes	$11.5	$582.6	$44.4
2023 notes	11.2	417.6	44.9
Term loan (2)	9.1	595.9	35.8
Revolving Credit Facility (3)	1.4	104.0	5.8
Amortization of deferred loan costs & debt discount (4)	2.0	—	—
Miscellaneous interest income	(0.1)	—	—
Lease finance obligations and capital leases	6.0	278.8	23.8
Loss on debt extiguishment (5)	1.7
Cash		(6.2)

Total	$42.8	$1,972.7	$154.7

(1)	Excludes issuance cost and one time items. Assumes current borrowing rates on variable debt. Pro forma assuming debt outstanding as of June 30, 2016.
(2)	Annual estimates were based on the current outstanding principal and interest.
(3)	Assumed Q2 2016 expense for annualized projections.
(4)	Non-cash item.
(5)	Loss on debt extinguishment includes redemption premium payment of $1.0 million and the write off of $0.7million in unamortized deferred loan costs related to the extinguishment of $35 million of the 2021 notes.